SALES REPRESENTATION AGREEMENT

BY AND BETWEEN

FIBRO-NTI, JOINT STOCK COMPANY

AND

ATAGENÇER, LLC

DATED AS OF JUNE 24, 2001

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APPENDICES

APPENDIX I	List of NTI Affiliates
APPENDIX II	List of NTI ASEAN Affiliates
APPENDIX III	Trademark Documentation
APPENDIX IV	NTI Warranty Documentation

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SALES REPRESENTATION AGREEMENT

                    This Management Representation Agreement (“Sales Representation Agreement”) is made and entered into as of June 24, 2001, by and between FIBRO-NTI, JOINT STOCK COMPANY, a joint stock company organized under the laws of Turkey (“Fibro-NTI” or  the”Corporation”) and ATAGENÇER, LLC (“Atagençer”).  The address of Fibro-NTI is Elemanari Sanaye Insaat, ve Tic. Ltd. Sti, Karanfil Cad. 27, 80620 1. Levent, Istanbul, Turkey, and the address of Atagençer is 10988 Tanager Trail, Brecksville, Ohio 44141.

ARTICLE 1
DEFINITIONS

          For the purposes of this Agreement, the following Definitions of terms shall apply:

1.1.    Shareholders Joint Venture Agreement or Agreement.

          That certain Shareholders Joint Venture Agreement by and between NTI (as hereinafter defined), and the other Parties (as hereinafter defined) dated as of June 24, 2001, for the formation and governance of a new entity under the laws of the Republic of Turkey in the form of a limited liability company which shall be known as Fibro-NTI, Joint Stock Company (“Fibro-NTI” or the “Corporation”).

1.2.     Ancillary Agreements.

          The following are the Ancillary Agreements and the Parties thereto:

1.2.1.	Management Agreement between Fibrobeton and the Corporation (“Management Agreement”); and

1.2.2.	Sales Representation Agreement between Atagençer, LLC (“Atagençer”) and the Corporation (“Sales Representation Agreement”); and

1.2.3.	License Agreement between NTI and the Corporation (“License Agreement”); and

1.2.4.	Technical Assistance and Marketing Support Agreement between NTI and the Corporation (“Technical Assistance Agreement”).

1.3.    Parties.

          The Parties to the Shareholders Joint Venture Agreement and/or the Ancillary Agreements, their successors and permitted assigns.

1.4.    NTI.

          Northern Technologies International Corporation, a company organized under the laws of the State of Delaware, U.S.A., the principal place of business of which is Lino Lakes, Minnesota, U.S.A.  NTI is the owner of the NTI Intellectual Property Rights (as hereinafter defined), and of a 50% interest in the Corporation pursuant to the Shareholders Joint Venture Agreement.  In addition, NTI is the owner of a 50% interest in NTI ASEAN (as hereinafter defined).

1.5.    Taiyonic.

          Taiyonic Ltd., a company organized under the laws of Japan and an NTI Affiliate, which may help in marketing Product to Japanese companies for and on behalf of Fibro-NTI, either in the Territory or internationally as per terms to be agreed to with the support of NTI, as the Parties desire.  Taiyonic is 50% owned by NTI and 50% by Taiyo Petroleum Gas Co. Ltd.

1.6.    NTI ASEAN.

          NTI ASEAN, LLC, a limited liability company, organized under the laws of the State of Nevada, U.S.A., whose registered office is in Reno, Nevada, U.S.A., to which NTI has assigned all of its right, title and interest in the NTI Intellectual Property Rights (as hereinafter defined) for the ASEAN Region (as set forth in Article 1.7.2 hereof), outside of Japan and the Republic of South Korea.  NTI ASEAN is owned 50% by NTI and 50% by Taiyo Petroleum Gas Co. Ltd.

1.7.    NTI and/or NTI ASEAN Affiliates.

          All entities and/or individuals with which NTI and/or NTI ASEAN has a joint venture relationship, similar in character and style but not necessarily identical to the relationship created by the Shareholders Joint Venture Agreement and the Ancillary Agreements, or another form of alliance, for the development, manufacture, promotion, marketing, sales and applications engineering of Know-How, Materials, Process, Product and/or Masterbatch anywhere in the world.

          1.7.1    NTI Affiliates.

          Current NTI Affiliates are set forth in Appendix I hereof.

          1.7.2    NTI ASEAN Affiliates.

          Current NTI ASEAN Affiliates are set forth in Appendix II hereof.

1.8.     Corporation or Joint Venture.

          Fibro-NTI, that entity created in Turkey by the Parties pursuant to the Shareholders Joint Venture Agreement to conduct the Corporation’s Business in the Territory, also referred to herein as  “Fibro-NTI”.

1.9.     Corporation’s Business.

          The Corporation’s Business shall be the manufacturing, marketing and distribution of Product, pursuant to NTI Intellectual Property Rights, and of any other technologies as shall be determined by the Parties in writing and made a part hereof pursuant to Article 1.21 of this Agreement, in the Territory.

1.10.  Territory.

          The Territory of Turkey and any other Territories as shall be agreed between the Parties.

1.11.  Effective Date.

          The date upon which all necessary formal approvals from the appropriate authorities of the Republic Turkey for the Shareholders Joint Venture Agreement were obtained and the Corporation was duly registered pursuant to the Shareholders Joint Venture Agreement and the Ancillary Agreements as appropriate in the Territory.

1.12.  NTI Intellectual Property Rights.

          The Know-How, Materials, Process, Product, Masterbatch, Trademark, and NTI and/or NTI ASEAN Trade Secrets, (all as hereinafter defined), collectively, as such currently exist and shall hereafter be modified, developed and/or acquired by NTI.

1.13.  Know-How.

          The technology, formulae, methods and procedures developed by NTI at considerable expense over a period of many years, both directly and through NTI Affiliates; which are unique in nature and essential or useful in the proper application of the Process, together with all improvements and modifications with respect thereto.

1.14.  Materials.

          The constituent materials and chemicals of one or more formulations developed by NTI under strict quality control which are required for utilization of the Process.

1.15.  Process.

          The procedure utilizing the Know-How for the manufacture of polyethylene substances with corrosion inhibiting properties derived from the Materials as developed and specified by NTI, together with any improvements and modifications of the corrosion inhibiting technology as it relates directly to the manufacture of corrosion inhibiting polyethylene substances, together with future technology, knowledge and product development which is useful in the manufacture of the Product.

1.16.  Product.

          Volatile Corrosion Inhibiting (“VCI”) materials incorporated in polyethylene film and solid substances of polyethylene in the form of boxes, tubes and other containers, which may also include other volatile corrosion inhibiting host packaging substances such as paper, manufactured by means of the Process, incorporating the Materials and utilizing the Trademark, all of which have been developed and are owned by NTI.

1.17.  Masterbatch.

          Any formulation of the Materials which shall be designated by NTI, as appropriate, to be applied to the specific requirements for corrosion protection, as afforded by the Product, of a known customer desirous of protecting an identified object (or objects) which are to be subjected to an anticipated certain range of corrosive influences. In addition to Materials, Masterbatch shall generally also contain other substances for the purpose of facilitating the manufacture of Product utilizing the Process.

1.18.  Trademark.

          The name and style “ZERUST”, the “Zerust People”, “EXCOR”, the NTI Logo and the Color Yellow as applied to VCI packaging materials, including trade literature, technical specifications and application instructions, and promotional material pertaining thereto, together with any ancillary trademark registrations, which may differ between various jurisdictions.  NTI is the registered owner of the Trademark in the Jurisdictions cited hereof in Appendix III.

1.19.  NTI and/or NTI ASEAN Trade Secrets.

          All information deemed and designated confidential, both in the Shareholders Joint Venture Agreement and in the Ancillary Agreements and hereafter, including but not limited to information regarding the Know-How, Materials, Process, Product, and/or Masterbatch, together with information regarding technology, customers, research, techniques, processes, applications, formulae, cost data, customer lists, suppliers, competition, marketing strategy, supply relationships, costs and cost accounting, memoranda, diagrams, pictures, computer software and programs and records contained therein, sales information, financial information, costs, pricing data and profits, relating to the business and Intellectual Property Rights of NTI, NTI ASEAN, the Corporation and NTI and/or NTI ASEAN Affiliates, both in the Territory and elsewhere.

1.20.  Other Agreed Upon Technologies.

In conformity with the objectives of the Parties hereto to expand the commercial activities of Fibro-NTI over time, the Parties shall endeavor to identify products, materials and/or technologies, which are both compatible with the Corporation’s Business, and susceptible of being profitably marketed through and/or by the Corporation in the Territory.  Upon joint agreement of the Parties, in writing, to adopt such new products, materials and/or technologies within the scope of the Corporation’s activities, and successful negotiation of requisite commercial rights to commercialize such new products, materials and/or technologies in the Territory, such new products, materials and/or technologies shall be deemed to be incorporated within the Corporation’s activities as “Other Agreed Upon Technologies” to be treated as set forth in the Shareholders Joint Venture Agreement and the Ancillary Agreements.

1.21.   Net Sales.

          The total proceeds from the sale of Product and Other Agreed Upon Technologies sold by the Corporation in normal, bona fide commercial transactions on an arm’s length basis to, by, with, or through an entity which is not affiliated with any Party of this Agreement, less the following items: (i) sales discounts (including sales rebates); (ii) sales returns; (iii) shipping and transaction costs, such as Value Added Tax, CIF charges and packaging expenses; and (iv) sales commissions to third parties.

1.22.   At Cost.

          Without profit component of any kind, direct or indirect, to the particular Party in the given case (although nothing herein shall preclude such Party from recovering all costs - direct and indirect - arising out of any transaction with the proscription “At Cost”).

1.23.  Shareholder.

          Any holder, from time to time, of Shares of the Corporation and who presently is a Party to the Shareholders Joint Venture Agreement or who may become a Party to the Shareholders Joint Venture Agreement in the future.

1.24.  Shares.

          Any validly issued shares of the Corporation owned by any Shareholder pursuant to the Shareholders Joint Venture Agreement.

1.25.  Transfer of Shares.

          Any sale, transfer, assignment, pledge or disposition of Shares of the Corporation in any way, whether voluntarily or involuntarily, by gift, legal procedure, operation of law, or any other means.

1.26.  Transferor of Shares.

          A Shareholder who declares an intention to Transfer Shares of the Corporation and/or initiates the Transfer of Shares.

1.27.  Transfer Price for Shares.

          The price per share for the Shares of the Corporation offered on an arm’s-length basis by an outside party to the Transferor in a bona fide written offer.

1.28.  Transferee.

          Any new Shareholder, who has heretofore not been a party to the Shareholders Joint Venture Agreement, who acquires his Shares pursuant to the provisions of the Shareholders Joint Venture Agreement, and who thereafter signs and becomes a Party to the Shareholders Joint Venture Agreement.

1.29.  Change of Control.

          Any change in ownership, management, control or scope of business activities of a Party which could affect the performance of the duties and/or obligations of such Party under the Shareholders Joint Venture Agreement or the Ancillary Agreements.

ARTICLE 2
ENGAGEMENT OF ATAGENÇER AS
EXCLUSIVE SALES REPRESENTATIVE

2.1.    Engagement of Atagençer As Exclusive Sales Representative.

          Fibro-NTI hereby engages Atagençer as its Exclusive Sales Representative for the marketing and sale of Product and Other Agreed Upon Technologies in the Territory, and Atagençer hereby accepts such engagement and agrees to use its best efforts in accordance with the terms hereof to promote the marketing and sale of Product and Other Agreed Upon Technologies in the Territory.

2.2.	Commitment of Atagençer to Use its Best Efforts in the Performance of its Duties Hereunder.

          Atagençer shall use its best efforts in the performance of its duties hereunder and shall discharge same in a good, workmanlike and commercially reasonable manner and in accordance with sound business practices and the standard of diligence and care normally exercised by duly qualified persons in the performance of comparable work.

2.3.    Promotion of Product and Trademark.

          In connection with the discharge of its duties hereunder Atagençer shall use its best efforts to solicit and to obtain business and, in so doing, to develop an increasing awareness of the Product, Trademark and Other Agreed Upon Technologies among potential customers.  Such sales efforts will be carried on by properly trained sales personnel who shall thoroughly, energetically and regularly canvass and call upon customers and potential customers.  Atagençer shall advise Fibro-NTI and NTI on a periodic basis (not less frequently than quarterly) as to the status of its sales efforts, the nature of orders obtained and the amount of backlog.

2.4.     Preparation and Use of Promotional Material.

          Atagençer shall prepare promotional material for the conduct of the Corporation’s Business in the Territory in the English language, which shall be suitable under good business practice in Turkey.  Atagençer shall not, however, distribute any promotional material, literature, specifications, manuals, product claims or descriptions concerning the Materials, Masterbatch, Process, Know-How, Product or NTI Intellectual Property Rights without the prior written approval thereof by NTI.

2.5.     Warranties.

          Atagençer shall make no warranty on behalf of NTI or the Corporation, and shall instruct its Agents (as defined in Article 13.3.1 of the Shareholders Joint Venture Agreement) and the Agents (as hereinafter defined) and Submanufacturers (as defined in Article 7.3.1(i) of the License Agreement and Article 7.3.1 of the Technical Assistance Agreement) of Fibro-NTI to make no warranty on behalf of NTI or the Corporation as to the Know-How, Process, Product or NTI Intellectual Property Rights, except in accordance with documentation specifically approved by NTI.  A copy of the current warranty documentation utilized by NTI is attached hereto as Appendix IV.

2.6.     Appointment of Distributors.

          Atagençer may appoint distributors for Product and Other Agreed Upon Technologies in the Territory on an arms-length basis.  Atagençer may also serve as a distributor of Product and Other Agreed Upon Technologies, either directly or indirectly in the Territory, provided that the total compensation to Atagençer for all services it renders to the Corporation as Sales Manager does not aggregate more than seven and a half percent (7.5%) of Net Sales.

ARTICLE 3
PAYMENTS TO ATAGENÇER FOR ITS SERVICES AS
EXCLUSIVE SALES
REPRESENTATIVE OF THE CORPORATION

3.1.     Basis for Payments.

          Fibro-NTI shall make payments to Atagençer which are provided for in Article 3 of this Sales Representation Agreement in consideration of the services performed by Atagençer as set forth in Articles 2 hereof.  Such payments shall be made throughout the full term of this Sales Representation Agreement as compensation for the services set forth above and duly provided by Atagençer.

3.2.	Compensation to Atagençer for Services as Exclusive Sales Representative of Fibro-NTI with Respect to Product.

          Atagençer shall receive compensation for its services to Fibro-NTI as Exclusive Sales Representative for Product hereunder equal to seven and one-half percent (7.5%) of the total Net Sales of Product by the Corporation, plus reasonable, direct out-of-pocket expenses (At Cost) incurred in the performance of its duties in this regard.  There shall, however, be no separate or additional compensation in conjunction with services, such as carrying out promotional activities or conducting sales seminars, which services are to be performed by Atagençer within the scope of its responsibilities as Exclusive Sales Representative of Fibro-NTI.  In the course of effectuating sales,Atagençer may either purchase Product directly from the Corporation and thereupon resell same to customers for its own account, or alternatively serve as a commission agent for the Corporation, but not both; provided that the total margin to Atagençer in consideration of all sales activities conducted by Atagençer with respect to Product does not exceed ten percent (10%).  Payment terms for Product purchased by Atagençer from the Corporation for resale to customers shall be equal to the same terms offered by Atagençer on behalf of the Corporation to third parties fulfilling the same functions; and payment for Product purchased shall be made by Atagençer to the Corporation forthwith upon receipt of payment from customers.

3.3.	Compensation to Atagençer for Services Hereunder with Respect to Other Agreed Upon Technologies.

          Compensation to Atagençer for services rendered within the scope of this Sales Representation Agreement with respect to Other Agreed Upon Technologies shall be as agreed between the Parties on a case-by-case basis.  Unless otherwise agreed between the Parties, however, Atagençer shall perform substantially the same functions, and have substantially the same rights, duties and obligations with respect to Other Agreed Upon Technologies as it does with respect to Product. Accordingly, Atagençer’s total Compensation with respect to the services rendered with respect to Other Agreed Upon Technologies shall, unless otherwise agreed between the Parties, be equal to the total Compensation paid to Atagençer for the services it renders to the Corporation with respect to Product.

3.4.     When a Sale is Deemed to Occur.

          A sale shall be deemed to have occurred when Product or goods based upon Other Agreed Upon Technologies have been billed or (if not billed) delivered to and fully paid for by a customer.

3.5.     Support Year.

          The term Support Year (“Support Year”) shall mean any twelve (12) month period ending on December 31, except that the first Support Year shall commence on the Effective Date and end on the next December 31 date.

ARTICLE 4
COVENANT TO OBSERVE THE
DOCTRINE OF “CORPORATE OPPORTUNITY”

4.1.     Doctrine of Corporate Opportunity and Observance Thereof.

          It is the intent of the Parties to this Sales Representation Agreement, the Shareholders Joint Venture Agreement and to the other Ancillary Agreements to deal solely with each other with respect to the commercial, technical and strategic development and implementation of the Corporation’s Business in the Territory.  Consequently, the Parties to each agreement cited above hereby renounce and covenant not to engage in any activity which would either (a) negatively impact the performance of their duties under the Shareholders Joint Venture Agreement or the Ancillary Agreements in the Territory, or (b) have the effect of displacing or substituting Net Sales of Product and/or of Other Agreed Upon Technologies, and/or the application of NTI Intellectual Property Rights, in the Territory; except as specifically agreed to by the Parties in furtherance of the Corporation’s Business (“Corporate Opportunity”).

4.2.     Agreement Not to Divert Resources.

          Atagençer and Fibro-NTI agree that during the term of this Sales Representation Agreement they shall not, directly or indirectly, in any capacity whatsoever, engage in, own, manage, operate, control, act as a consultant to, have a financial interest in, or otherwise participate in the ownership, licensing, management, operation or control of, a business which would impede, substitute, displace or divert Net Sales of Product and/or of Other Agreed Upon Technologies from the Corporation within the Territory except through the Corporation in furtherance of the Corporation’s Business.  During said term Atagençer shall not in any way, directly or indirectly, divert, take away or interfere with or attempt to divert, take away or interfere with, any of the customers, accounts, suppliers, employees, representatives or patronage of the Corporation.  In the event that this Sales Representation Agreement is terminated: (i) because of a material Breach of the Shareholders Joint Venture Agreement by a Party; (ii) because of a material Breach of any Ancillary Agreement by a Party; (iii) upon the bankruptcy or other adverse condition of a Party as described in Article 5 hereof; (iv) pursuant to Article 6 hereof; or (v) upon a Breach of Article 4 hereof, then the Party in Breach or subject to such adverse condition shall continue to be bound by the provisions of Article 4 of this Sales Representation Agreement for a period of three years following the date of termination, but Atagençer shall at no time be permitted to use any confidential information learned through or about Fibro-NTI Trade Secrets, for any activity outside the Corporation, including but not limited to such activities which would have the effect of diverting resources from the Corporation.

4.3.     Remedies for Breach of Agreement Not to Divert Resources.

          It is understood and recognized by the Parties that in the event of a violation of the provisions of Article 6 hereof by a Party, the remedy at law will be inadequate and that the other Party to this Sales Representation Agreement shall suffer irreparable injury.  Accordingly, each Party to this Sales Representation Agreement consents to injunctive or other appropriate equitable relief upon the institution of legal proceedings therefor by the non-violating Party.  Such relief shall be in addition to any other relief to which a Party may be entitled at law or in equity, which shall include, but not be limited to, the right of immediate termination of this Sales Representation Agreement.

ARTICLE 5
TERM OF AGREEMENT

5.1.     Indefinite Term.

          This Sales Representation Agreement shall become effective on the Effective Date and shall, unless otherwise terminated in accordance with the provisions hereof, continue in effect for an indefinite term of years.

5.2.     Termination.

          This Sales Representation Agreement, having become effective as of the Effective Date hereof, shall continue in effect unless:

5.2.1.	Terminated by either Party in accordance with the provisions of Article 4 hereof;

5.2.2.	Terminated in accordance with Article 5.3 and/or Article 5.4 hereof;

5.2.3.

Terminated by either Party by reason of a material Breach or Default of this Sales Representation Agreement by the other Party which has not been cured or remedied in accordance with Article 6.2 hereof; or

5.2.4.

Terminated automatically, in conjunction with the termination of the Shareholders Joint Venture Agreement or any of the other Ancillary Agreements by a Party thereto by reason of a material Breach (as therein defined) or Default (as therein defined) of any such Agreement by a Party thereto, which Breach or Default has not been cured or remedied in accordance with the curative provisions thereof.  In such event, this Sales Representation Agreement shall likewise terminate on the same date, without any further act or notice given by a Party hereto.

5.3.    Termination Upon Change of Control of a Party.

          In the event that a Change of Control of a Party hereto shall occur, then the other Party may, upon six (6) months prior written notice given to such Party, terminate this Sales Representation Agreement, unless the Change of Control of such Party shall have been effected upon prior notification and with the written understanding of the other Party.

5.4.     Termination Upon Bankruptcy or Insolvency.

          If Fibro-NTI hereto shall become bankrupt or insolvent or shall file for any debtor relief proceedings, or if there shall be filed in Court against a Party legal proceedings for bankruptcy, insolvency, reorganization or for the appointment of a receiver or trustee of all or a portion of such Party’s property, or if a Party makes an assignment for the benefit of creditors or petitions for or enters into an arrangement for debtor relief and such proceedings as are described aforesaid are not dismissed within a period of ninety (90) days after the institution thereof, then, at the option of the other Party, this Sales Representation Agreement shall forthwith terminate by written notice given to the Party who has filed, instituted or against whom any of the proceedings aforesaid have been brought; provided that if a stay has been granted by a Trustee or Judge in Bankruptcy by virtue of which this Sales Representation Agreement is to be deemed an executory contract, then the other Party shall continue to perform under the terms of this Sales Representation Agreement if:

5.4.1.	Payments due under this Sales Representation Agreement for past obligations are rendered in full by the Party subject to such proceedings;

5.4.2.	Payments due under this Sales Representation Agreement for present obligations are rendered by the Party subject to such proceedings pursuant to a payment schedule acceptable to the other Party; and

5.4.3.	All other provisions of this Sales Representation Agreement are complied with fully by the Party subject to such proceedings.

5.5.    Payment of Amounts Due.

          In the event of termination of this Sales Representation Agreement, each Party shall pay to the other Party all amounts due and owing pursuant to this Sales Representation Agreement prior to the effective date of termination.

5.6.    Cooperation Upon Termination.

          Upon termination of this Sales Representation Agreement, the Corporation shall cooperate with Atagençer in transferring Atagençer Trade Secrets, if any, to Atagençer or its designated assignee; and Atagençer and Corporation shall cooperate with NTI and/or NTI ASEAN in transferring NTI Intellectual Property Rights, together with NTI and/or NTI ASEAN Trade Secrets to NTI, NTI ASEAN or their designated assignee

5.7.     Non-Release of Obligations.

          The termination of this Sales Representation Agreement shall not release the Parties from their obligations to settle all financial accounts between themselves in cash forthwith.  Notwithstanding the termination hereof, each Party shall be responsible for the performance of all of its obligations and responsibilities hereunder up to the effective date of termination.

5.8.     Cessation of Rights Upon Termination.

          Upon the termination of this Sales Representation Agreement, for reason of Default or Breach of this Sales Representation Agreement or of the Shareholders Joint Venture Agreement or an Ancillary Agreement, all rights which the Party in Default (“Defaulting Party”) may have under or pursuant to this Sales Representation Agreement shall forthwith cease and terminate.  If a dispute as to whether a Default or Breach exists is submitted to Arbitration under Article 7 hereof, the Parties shall jointly appoint a trustee or agent to oversee the execution of  the duties hereunder and the protection of rights hereunder of the Party allegedly in Default and/or Breach.  If the Parties cannot agree on a trustee or agent for such purposes, the Arbitration Panel shall forthwith appoint same.

ARTICLE 6
DEFAULT

6.1.     Event of Default.

          A Default (“Default”) hereunder shall exist in the event of:

6.1.1.	Non-payment of funds by one Party to another Party when due and owing; and/or

6.1.2.

A material Breach (“Breach”) of any provision of this Sales Representation Agreement other than Article 4 hereof, of the Shareholders Joint Venture Agreement, or any of the other Ancillary Agreements; and/or

6.1.3.	A Breach of Article 4 hereof.

6.2.    Remedies Upon Default or Breach.

          The remedies available to each Party in an instance of Default or Breach by the other Party shall be as follows:

6.2.1.

If a Party shall fail to make any payments required hereunder after the same are due, (other than due to governmental delays) or if it shall commit a Default or Breach in the performance of, or by failure to observe and comply with, any other material term or provision of this Sales Representation Agreement to be performed, observed or complied with by it, then the Party against whom such Default or Breach shall have been committed shall have the right to declare a Default and terminate this Sales Representation Agreement unless the Party in Default or Breach shall cure such failure to pay, or cause the same to be cured, within thirty (30) days (fifteen (15) days in case of monetary default) after receipt of written notice from the other Party, provided, however, that if the Party in Default or Breach commences to cure same within the curative period specified herein, then the right of termination shall be held in abeyance for a reasonable period of time so long as the Party in Default or Breach proceeds to cure such Default or Breach with due diligence.  A Party’s right of termination shall be in addition to and not in limitation of any of his other rights at law or in equity based upon the other Party’s Default or Breach.  Any notice of termination shall stipulate the effective date of termination which shall be not less than three (3) months nor more than six (6) months following the date that such notice is given.

6.2.2.

Notwithstanding the foregoing, in the event of a violation of Articles 5 and/or 6 hereof by a Party hereto, the other Party may at its sole discretion terminate this Sales Representation Agreement with immediate effect upon giving notice to the Party in Default or Breach of Articles 5 and/or 6 hereof as provided herein.

6.3.    Non-Waiver of Rights.

          A Party’s failure to terminate this Sales Representation Agreement on account of any Breach or Default by the other Party as provided in Article 6.1 or 6.2 hereof shall in no event constitute or be deemed to constitute a waiver by such Party of its right to terminate this Sales Representation Agreement at any time while any such Breach or Default continues (subject to the provisions of Article 6.2 hereof), or on account of any subsequent Breach or Default by a Party.

ARTICLE 7
DISPUTE RESOLUTION

7.1.     Dispute Resolution by Arbitration.

          Any and all disputes, except as excluded under Article 7.2 hereof, which may arise between the Parties during the term of this Sales Representation Agreement, after the termination thereof, or following the liquidation or dissolution of the Corporation, upon failure by the Parties to amicably resolve same after mutual good faith negotiations, shall be exclusively settled by arbitration, including but not limited to, the following:

7.1.1.	A dispute as to whether a Default exists;

7.1.2.	A dispute as to whether a Default entitles the non-defaulting Party to terminate this Sales Representation Agreement;

7.1.3.	A dispute as to the validity of this Article 7;

7.1.4.	A dispute relating to the construction, meaning, interpretation, application or effect of this Sales Representation Agreement or anything contained herein;

7.1.5.	A dispute as to the rights, obligations or liabilities of the Parties hereunder.

7.2.    Disputes Not Subject to Arbitration.

          Notwithstanding anything to the contrary set forth in this Sales Representation Agreement:

7.2.1.	Arbitration may not be invoked regarding matters expressed in this Sales Representation Agreement to be agreed upon by or determined with the consent or approval of both Parties.

7.2.2.

Arbitration may not be invoked if a Party violates the provisions of this Sales Representation Agreement relating to Atagençer Trade Secrets or Corporate Opportunity.  In such event, the remedies set forth in Article 4 hereof shall apply.

7.3.     Conduct of Arbitration Proceedings.

          Such arbitration proceedings shall be conducted in English and shall be carried on in the City of Brussels or any other place mutually agreeable to the Parties, under the UNCITRAL Arbitration Rules.  In the interpretation of this Sales Representation Agreement, the laws of Turkey shall apply.  Judgment upon the award rendered by the arbitrator in favor of the Prevailing Party, which shall include an award concerning the payment of costs, attorneys’ fees, and expenses of the arbitration proceedings, may be entered in any court of competent jurisdiction and assets may be attached in any country in the world pursuant to such judgment.

7.4.     Designation of the “Prevailing Party”.

          In each case in which arbitration is invoked under this Sales Representation Agreement, the Shareholders Joint Venture Agreement or any of the other Ancillary Agreements, the arbitration panel shall be required to designate one or the other Party as the Prevailing Party (“Prevailing Party”).

7.5.     Punitive Damages Excluded.

          The Prevailing Party in an arbitration proceeding convened hereunder shall be awarded in arbitration all reasonable damages plus documented costs incurred in pursuing its arbitration claim, including but not limited to legal fees and travel expenses, but shall not be entitled to exemplary or punitive damages.

ARTICLE 8
GENERAL PROVISIONS

8.1.     Benefit of Parties.

          All of the terms and provisions of this Sales Representation Agreement, the Shareholders Joint Venture Agreement and of the other Ancillary Agreements shall be binding upon the Parties executing same and their respective permitted successors and assigns.  Except as expressly provided herein, a Party may not assign its rights and obligations to a third party without the written consent of the other Party; provided, however, that a Party may assign this Sales Representation Agreement and all of such Party’s rights hereunder (or a portion of this Sales Representation Agreement and the rights hereunder relating thereto) to, or provide for the performance of all or part of such Party’s obligations hereunder by, an entity which controls, is controlled by or is under common control with such Party.  In such event, (i) the assignor shall unconditionally guarantee the performance and obligations of the assignee and shall not be released of its liabilities, obligations and responsibilities hereunder and (ii) the assignee shall expressly assume in writing and agree to perform such obligations, liabilities and responsibilities of the assignor.

8.2.     Counterparts.

          This Sales Representation Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.3.     Cooperation.

          During the term of this Sales Representation Agreement, each Party shall cooperate with and assist the other Party in taking such acts as may be appropriate to enable all Parties to effect compliance with the terms of this Sales Representation Agreement as well as those of the Shareholders Joint Venture Agreement and the other Ancillary Agreements and to carry out the true intent and purposes thereof.

8.4.     Index, Captions, Definitions and Defined Terms.

          The captions of the Articles of this Sales Representation Agreement and subsections thereof are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provisions hereof.  Notwithstanding the foregoing, the Definitions set forth in Article 1 hereof, together with any other defined terms in this Sales Representation Agreement, as identified by their insertion in parentheses and quotation marks (“Defined Terms”), shall be incorporated herein as written, made a part hereof, and govern the interpretation of the text of this Sales Representation Agreement, irrespective of whether such Definitions or Defined Terms appear in the text of this Sales Representation Agreement before or after they are defined.

8.5.     Waiver of Compliance.

          The Party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Sales Representation Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other Party hereto, and any Breach or Defaults hereunder; provided, however, that such waiver shall not affect or impair the waiving Party’s rights in respect to any other covenants, condition, Breach or Default hereunder.

8.6.     Force Majeure.

          In the event that a Party is prevented or delayed from performing, fulfilling or completing an obligation provided for in this Sales Representation Agreement as a result of delays caused by strikes, lock-outs, unavailability of materials, acts of God, acts of any national, state or local governmental agency or authority of a foreign government, war, insurrection, rebellion, riot, civil disorder, fire, explosion or the elements, then the time for performance, fulfillment or completion shall be extended for a period not exceeding the number of days by which the same was so delayed.  If a force majeure event shall be in existence for one year or more, then either Party shall have the right to terminate this Sales Representation Agreement at any time thereafter by giving at least thirty (30) days written notice of termination to the other Party, provided that the force majeure event continues to be in effect as of the date that such notice is given.

8.7.     Notices.

          All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Sales Representation Agreement shall be in writing and delivery shall be effective in all respects if delivered (i) by telefax promptly confirmed by letter, (ii) personally, (iii) by registered or certified air mail, postage prepaid, or (iv) by neutral commercial courier service, such as Federal Express, DHL, UPS or equivalent, as follows:

If to Atagençer, LLC, to:	Atagençer, LLC Attention Dr. Mehmet Gençer 10988 Tanager Trail Brecksville, OH 44141 Tel: 440-838-4543 Fax: 440-838-4584

If to Fibro-NTI, to:	Fibro-NTI Elemanari Sanaye Insaat ve Tic. Ltd. Sti, Karanfil Cad. 27 80620 1. Levent Istanbul, Turkey

Copy to:	Northern Technologies International Corporation Attention: President 6680 North Highway 49 Lino Lakes, MN 55014 Telefax: 1-651-784-2902

Copy to:	Northern Technologies International Corporation Attention: Chairman 23205 Mercantile Road Beachwood, OH 44122 Telefax: 1-216-595-1741

Copy to:	Fibrobeton Precast Concrete Ltd. Elemanari Sanaye Insaat ve Tic. Ltd. Sti, Karanfil Cad. 27 80620 1. Levent Istanbul, Turkey

or to such other address as may be specified in writing by any of the above.

8.8.    Entire Agreement.

          This Sales Representation Agreement, together with the Shareholders Joint Venture Agreement and the other Ancillary Agreements, contain the entire understanding of the Parties as of the date of each such agreement.  There are no representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this Sales Representation Agreement, the Shareholders Joint Venture Agreement and the other Ancillary Agreements, and the same supersede all prior agreements and understandings between the Parties with respect to the relationships and transactions contemplated by this Sales Representation Agreement.  It is the intent of the Parties to develop the relationship established hereunder, however, and to amend and supplement this Sales Representation Agreement so as to provide for expansion both of Net Sales of Product and of the scope of the Corporation’s Business with Other Agreed Upon Technologies.  Any amendment or supplement to this Sales Representation Agreement, the Shareholders Joint Venture Agreement and the other Ancillary Agreements must, however, be clearly identified as such and set forth in writing (“Supplemental Documents”).  Supplemental Documents may include Corporate Resolutions and/or other written exchanges between Parties, but must be manually signed, in the original, by duly authorized representatives of the Parties to constitute valid Supplemental Documents for purposes hereof.

8.9.     Validity of Provisions.

          Should any part of this Sales Representation Agreement, the Shareholders Joint Venture Agreement or the other Ancillary Agreements be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect as if such instrument had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portion without including any such part or portion which may for any reason be declared invalid.  In the event that a provision of this Sales Representation Agreement, the Shareholders Joint Venture Agreement, or any other Ancillary Agreement shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid, giving due recognition to the reason for which such provision had been held invalid.

8.10.   Payments.

          Any payment to be made to Atagençer pursuant to any provision of this Sales Representation Agreement shall be made by means of a wire transfer or by means of a deposit to a bona fide bank account as designated by Atagençer.  Atagençer shall have the right to specify in writing any bank account to which payments due it shall be made.

8.11.   Derivative Enforcement by NTI

          In the event of a Material Breach or Default of this Sales Representation Agreement by Atagençer and/or its Agents, NTI may, derivatively for and on behalf of the Corporation, enforce the terms hereof against Atagençer and/or its Agents.  In the event of derivative enforcement hereunder, the matter shall be adjudicated in accordance with the provisions of Article 7 hereof.

8.12.   Changes Subject to Approval of NTI.

          The Parties to this Sales Representation Agreement shall not change, modify or amend this Sales Representation Agreement in any respect without the prior written consent of NTI and Fibrobeton.

IN WITNESS WHEREOF, the Parties have executed this Sales Representation Agreement as of the day and year first above written.

ATAGENÇER, LLC

By /s/ Dr. Mehmet A. Gencer

FIBRO-NTI, JOINT STOCK COMPANY

By /s/

APPROVAL OF NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

          By its signature hereto Northern Technologies International Corporation approves and agrees to the terms and provisions of this Sales Representation Agreement and agrees to be bound thereto to the extent that the terms and provisions thereof are applicable to it, it being understood that Northern Technologies International Corporation shall also have a direct right of action in its own name for the enforcement of the provisions of this Sales Representation Agreement.

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

By /s/ Philip M. Lynch

APPROVAL OF FIBROBETON PRECAST CONCRETE LTD.

          By its signature hereto FIBROBETON PRECAST CONCRETE LTD. approves and agrees to the terms and provisions of this Sales Representation Agreement and agrees to be bound thereto to the extent that the terms and provisions thereof are applicable to it, it being understood that FIBROBETON PRECAST CONCRETE LTD. shall also have a direct right of action in its own name for the enforcement of the provisions of this Sales Representation Agreement.

FIBROBETON PRECAST CONCRETE LTD.

By /s/

APPENDIX IV

NTI WARRANTY DOCUMENTATION

“Because we cannot anticipate or control the many different conditions under which our information and our products may be used, no warranty, expressed or implied, is made except that the product conforms to Northern Technologies International Corporation specifications.  The technical data furnished is believed to be accurate and complete.  Buyer assumes all risk of use, storage and handling of this product.  Northern Technologies International Corporation shall not be responsible for special or consequential damages.  Nothing contained herein shall be construed as permission to use, or recommendation for, the use of the product in the infringement of any existing patent.”